EXHIBIT 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
     Executive Employment Agreement (this “Agreement”) dated as of February 7, 2006, between R.G. Barry Corporation, an Ohio corporation (the “Company”), and Greg A. Tunney (the "Executive”).
W I T N E S S E T H:
     WHEREAS, the Company desires to initially employ the Executive as Chief Operating Officer and President of the Company and, by no later than August 7, 2006, to employ the Executive as Chief Executive Officer and President of the Company;
     WHEREAS, the Company and the Executive desire to enter into this Agreement as to the terms of his employment by the Company;
     NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. Position/Duties
     (a) During the Transition Employment Term (as defined in Section 2), the Executive shall serve as the Chief Operating Officer and President of the Company, as set forth in Section 2. In such capacities, the Executive shall report to the Chief Executive Officer. Immediately subsequent to the Transition Employment Term, the Executive shall serve as the Chief Executive Officer and President of the Company, as set forth in Section 2. Upon appointment as Chief Executive Officer, the Executive shall no longer serve as Chief Operating Officer but shall continue in his position as President. In his positions as Chief Executive Officer and President, the Executive shall report exclusively to the Board of Directors of the Company (the “Board”). At the first regularly scheduled meeting of the Board following the end of the Transition Employment Term, the Board (and its Governance and Nominating Committee) will consider a proposal to increase the size of the Board from nine (9) members to ten (10) members and to appoint the Executive to serve as a member of the Board.
     (b) In each of his respective capacities the Executive shall have the duties, authorities and responsibilities for such positions set forth in the Company’s Code of Regulations. In addition, the Executive shall have the duties, authorities and responsibilities (to the extent not inconsistent with the Company’s Code of Regulations) commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other duties and responsibilities as the Chief Executive Officer or the Board, as applicable pursuant to Section 1(a), shall designate that are consistent with the Executive’s positions under this Agreement.

     (c) During the Employment Term (as defined in Section 2), the Executive shall devote substantially all of his business time (excluding periods of vacation and other approved leaves of absence) to the performance of his duties with the Company, provided the foregoing shall not prevent the Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs or, with prior written approval of the Board, serving on the boards of directors or advisory boards of other companies, and (ii) managing his and his family’s personal investments, so long as such activities do not materially interfere with the performance of his duties hereunder or create a potential business conflict or the appearance thereof. If at any time service on any board of directors or advisory board would, in the good faith judgment of the Board, conflict with the Executive’s fiduciary duty to the Company or create any appearance thereof, the Executive shall, as soon as reasonably practicable considering any fiduciary duty to the other entity, resign from such other board of directors or advisory board after written notice of the conflict is received from the Board. Service on the boards of directors or advisory boards disclosed by the Executive to the Company on which he is serving as of the Effective Date (as defined in Section 2) is hereby approved.
2. Employment Term
     The Executive’s initial term of employment under this Agreement (the “Transition Employment Term”) shall begin on February 7, 2006 (the “Effective Date”) with respect to the Executive’s position as Chief Operating Officer and President and shall end by no later than August 7, 2006, unless such term is mutually extended by the parties in writing or sooner terminated as provided in Section 5. With respect to the Executive’s position as Chief Executive Officer and President, the Executive’s term of employment under this Agreement (the “CEO Employment Term”) shall begin by no later than August 7, 2006 (the “CEO Effective Date") and end on the third (3rd) anniversary of the CEO Effective Date, unless sooner terminated as provided in Section 5. The Transition Employment Term and the CEO Employment Term shall be collectively referred to as the "Employment Term” hereunder, unless expressly stated otherwise. Following the initial CEO Employment Term, the Employment Term shall automatically renew for additional one-year periods unless terminated pursuant to Section 5 or unless either party gives the other ninety (90) days’ prior written notice of its intent not to renew.
3. Compensation and Related Matters
     (a) Annual Base Salary
     With respect to the Executive’s position of Chief Operating Officer and President, the Company agrees to pay the Executive a base salary at an annual rate of not less than $400,000 before all customary payroll deductions and withholdings. With respect to the Executive’s position of Chief Executive Officer and President, the Company agrees to pay the Executive a base salary at an annual rate of not less than $450,000 before all customary payroll deductions and withholdings. Base salary shall be payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The base salary in effect for the Executive from time to time during the Employment Term shall constitute “Base Salary” for purposes of this Agreement. The Executive’s Base Salary shall be subject to annual review by the Board (or a committee thereof) and may be increased, but not decreased, from time to time by the Board (or a committee thereof). No increase to Base Salary shall be used to offset or otherwise reduce any obligations of the Company to the Executive hereunder or otherwise.
     (b) Signing Bonus
     Upon the Effective Date, the Executive shall be entitled to a signing bonus of $75,000, the first half of which is payable one month after the Effective Date and the second half of which is payable six months after the Effective Date.
     (c) Annual Performance Bonus
     During the Employment Term, the Executive shall be entitled to participate in the Company’s 2005 R.G. Barry Management Bonus Plan, or any successor plan, pursuant to which the Executive shall have the opportunity to earn an annual bonus measured against Company and individual performance of between 25% (if the threshold performance level for such plan is achieved) and 100% of Base Salary, with a target annual bonus of 50% of Base Salary. Notwithstanding the foregoing, for 2006, the Executive’s bonus shall be no less than 25% of Base Salary.
     (d) Equity Awards/Long Term Incentives
     (i) The Executive shall be granted on or as soon as possible after the Effective Date a nonqualified stock option to purchase 100,000 common shares of the Company. The stock option shall be granted under the Company’s 2005 Long-Term Incentive Plan (the “Plan”) and shall vest in equal installments on the first, second and third anniversaries of the grant date. The option shall have an exercise price equal to the fair market value of the Company’s common shares on the grant date, and a seven-year term. Subject to sections 12.03 and 12.04 of the Plan, the vested portion of the option shall remain exercisable for twelve (12) months after the Executive ceases employment with the Company and each subsidiary of the Company for any reason other than termination for Cause (as defined below).
     (ii) Beginning January 1, 2007 and annually thereafter, the Executive shall be entitled to participate in the Company’s Long-Term Incentive Plan (for so long as such plan remains in effect for executives of the Company) in an amount determined annually by the Board or a committee of the Board that is commensurate with his position, but in no event shall such amount be less than that offered to any other executive of the Company. Incentives shall be paid in the form of options, restricted stock units or cash, as determined annually by the Board or a committee of the Board.
     (e) Other Awards
     During the Employment Term, the Executive shall be eligible to participate in any bonus and other incentive compensation plans and programs available to the Company’s senior executives at a level commensurate with his position, other than existing plans and programs that have been terminated or frozen as to new participants as of the Effective Date.

4. Employee Benefits
     (a) Benefit Plans
     Except for plans and programs that have been terminated or frozen as to new participants as of the Effective Date, the Executive shall be entitled to participate in all benefit plans of the Company that are available to the Company’s senior executives, including, but not limited to, pension, thrift, profit sharing, 401(k), medical coverage, disability, education, or other retirement or welfare benefits that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives subject to satisfying the applicable eligibility requirements and any other terms of any such plan. Such benefits, in the aggregate, shall be no less favorable than the level of benefits provided to the Company’s senior executives as of the Effective Date (without taking into account any terminated or frozen plan); provided, however, that in the event there is a reduction of employee benefits applicable to senior executives generally, nothing herein shall preclude the Company’s ability to reduce the Executive’s benefits consistent with such reduction. Without limiting the generality of the foregoing, during the Employment Term, the Company shall provide the Executive with a variable life insurance policy providing a death benefit of at least $500,000. The Company agrees to pay all costs and premiums associated with the policy during the Employment Term and the Executive shall retain the discretion to allocate such premiums among investment accounts offered under the policy. Any accrued cash value of the policy shall be held solely in the name of the Executive and his named beneficiaries.
     (b) Vacations
     The Executive shall be entitled to annual paid vacation in accordance with the Company’s policy applicable to senior executives, but in no event less than four (4) weeks per calendar year (as prorated for partial years), which vacation may be taken at such times as the Executive elects with due regard to the needs of the Company.
     (c) Perquisites
     The Company shall provide to the Executive all employee and executive perquisites which other senior executives of the Company are generally entitled to receive, in accordance with Company policy set by the Board from time to time, including country club and health club memberships (initiation and dues). Notwithstanding the foregoing, the Company shall reimburse the Executive for personal financial planning and tax services annually in an amount not to exceed $15,000 per year, and the Company shall also provide Executive with an automobile allowance of $12,000 per year. The Company shall have no right or claim to any automobile purchased by the Executive in whole or in part with the automobile allowance. The Company further agrees to reimburse the Executive for all reasonable professional fees incurred in connection with the preparation, review and negotiation of this Agreement and related arrangements up to a maximum amount of $15,000.

     (d) Business and Entertainment Expenses
     Upon presentation of appropriate documentation, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business and entertainment expenses incurred in connection with the performance of his duties hereunder.
     (e) Relocation
     The Executive agrees to relocate to the Columbus, Ohio metropolitan area. The Executive shall be entitled to relocation benefits in accordance with the Company’s relocation policy and such additions thereto as mutually agreed to by the Executive and the Board (or a committee thereof). Notwithstanding the foregoing, the Company shall reimburse the Executive for the costs of physical packing and moving expenses for household goods and vehicles, temporary housing, house hunting travel and customary closing costs on the sale of the Executive’s current residence and on the purchase of a new residence in the Columbus, Ohio area. Until such time as the Executive‘s immediate family relocates to the Columbus, Ohio area, Executive shall be reimbursed for expenses incurred to visit family on weekends and holidays. The Company shall gross up for tax purposes any income taxable to the Executive pursuant to the payment or benefits provided under this Section 4(e) (other than for any gain on any sale of the Executive’s residence), so that the economic benefit is the same to the Executive as if such payment or benefits were provided on a non-taxable basis to the Executive. All amounts payable under this Section 4(e) shall be subject to the Executive’s presentment to the Company of appropriate documentation and otherwise in accordance with the terms of the Company’s relocation program (other than reasonable costs that may exceed dollar limitations) applicable to senior executives.
5. Termination
     The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:
     (a) Disability
     Upon thirty (30) days‘ prior written notice by the Company to the Executive of termination due to Disability, provided, however, that during such thirty (30) day period, the Executive shall not have returned to the full-time performance of his duties and responsibilities under this Agreement. For purposes of this Agreement, “Disability” shall mean a disability which is determined to be total and permanent by a physician selected by the Company and reasonably acceptable to the Executive or the Executive’s legal representative.
     (b) Death
     Automatically on the date of death of the Executive.

     (c) Cause
     Upon written notice by the Company to the Executive of a termination for Cause.
          “Cause” shall mean any of the following:
     (i) gross negligence materially detrimental to the Company;
     (ii) conviction of, or a plea of guilty/nolo contendere to, a felony or a crime involving dishonesty;
     (iii) willful and continued failure of the Executive to perform the duties or responsibilities of the positions held by him and such failure continues for thirty (30) days after the Executive’s receipt of written notice from the Company setting forth the specifics of such failure, unless such failure is the result of ill health or physical or mental disability; or
     (iv) intentional misconduct of the Executive which is materially and demonstrably injurious to the Company.
     (d) Without Cause
     Upon written notice by the Company to the Executive of an involuntary termination without Cause, other than for Disability or as a result of the Executive’s death.
     (e) Good Reason
     Upon written notice by the Executive to the Company that he intends to terminate his employment hereunder for Good Reason and the failure of the Company, within ten (10) days of its receipt of such written notice, to cure the condition cited by the Executive in such notice as constituting Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any one of the following events unless the Executive specifically agrees in writing that such event shall not be Good Reason:
     (i) (A) the assignment to the Executive of any duty or responsibility without the Executive’s consent that is inconsistent in any material respect with the position (including, without limitation, his status, office and titles), authority, duties or responsibilities as contemplated in Section 1, or (B) any other action by the Company without the Executive’s consent which results in a material diminution in such positions, authority, duties or responsibilities, which in case of either (A) or (B) continues for ten (10) days after written notice of such action from the Executive to the Company;
     (ii) any reduction, directly or indirectly, in the Executive’s Base Salary or any material reduction in the extent of Executive’s participation in the plans referred to in Section 3 or the extent of Executive’s entitlement to the employee benefits, expense reimbursements, fringe benefits or perquisites referred to in Section 4 (other than plans that are terminated or frozen as to new participants on the Effective Date or any reduction that impacts all participants or that results pursuant to the terms of any such benefit plan);
     (iii) the failure of the Company to assign this Agreement to a successor to the Company or failure of a successor to the Company to explicitly assume and agree to be bound by this Agreement in a writing delivered to the Executive;
     (iv) requiring the Executive to be principally based at any office or location more than thirty (30) miles from the current corporate offices of the Company in Columbus, Ohio;
     (v) any failure by the Company to appoint the Executive as Chief Executive Officer of the Company on or before August 7, 2006; and
     (vi) any failure of the Executive to be appointed or elected as a member of the Board at the first regularly scheduled meeting of the Board following commencement of the CEO Employment Term and any failure of the Executive thereafter to be nominated by the Board (or the appropriate Board committee) at each subsequent election of directors at which the Executive is up for election.
     (vii) any other failure by the Company to comply with any term, condition or provision of this Agreement which continues for ten (10) days after written notice of such failure from the Executive to the Company.
     (f) Without Good Reason
     Upon thirty (30) days’ prior written notice by the Executive to the Company of the Executive’s termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).
6. Consequences of Termination
     Subject to Section 7, the following amounts and benefits shall be due to the Executive upon termination of employment during the Employment Term:
     (a) Disability
     If the Executive’s employment terminates by reason of Disability, the Company shall pay or provide to the Executive (i) any unpaid Base Salary through the date of termination, any unpaid signing bonus and any vacation accrued in accordance with Company policy; (ii) any unpaid bonus earned with respect to any fiscal year ending on or preceding the date of termination; (iii) reimbursement for any unreimbursed expenses incurred through the date of termination; (iv) reimbursement for any unpaid relocation or related travel expenses (including the related gross-up) in accordance with Sections 4(e) and 4(f); and (v) all other payments, benefits or fringe benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, the “Accrued Amounts”). In addition, the Executive shall receive a Pro Rata Bonus as defined in Section 6(d), payable at the time that annual bonuses are next paid to other senior executives of the Company.
     (b) Death
     If the Executive’s employment terminates by reason of his death, the Executive’s estate (or to the extent a beneficiary or beneficiaries has been designated, the named beneficiary(ies)) shall be entitled to any Accrued Amounts. In addition, the Executive’s beneficiary(ies) shall receive a Pro Rata Bonus as defined in Section 6(d) below, payable at the time that annual bonuses are next paid to other senior executives of the Company.
     (c) Termination for Cause or Without Good Reason
     If the Executive’s employment is terminated (i) by the Company for Cause, or (ii) by the Executive without Good Reason, the Company shall pay to the Executive any Accrued Amounts.
     (d) Termination Without Cause or for Good Reason Prior to a Change in Control
     If the Executive’s employment is terminated by the Company (other than for Cause, Disability or as a result of death) or by the Executive for Good Reason, and Section 8(b) is not applicable, then:
     (i) The Company shall pay or provide the Executive with the Accrued Amounts.
     (ii) Any portion of the stock option granted to the Executive under Section 3(d) that is unvested on the date of termination shall become fully vested and remain exercisable for twelve (12) months following termination, subject to sections 12.03 and 12.04 of the Plan.
     (iii) Following such termination of employment, the Executive shall be entitled to receive the following payments and benefits: (A) the Company shall continue to pay to Executive his Base Salary at the rate in effect on the employment termination date for a period of twelve (12) months following termination of employment in accordance with the Company’s regular payroll policies, (B) subject to his co-payment of premiums, the Executive shall be entitled to continue his participation for one (1) year following termination of employment in all health and welfare plans in which the Executive (and eligible dependents) is a participant at the time of such termination upon the same terms and conditions (except for the requirements of the Executive’s continued employment) in effect for active employees of the Company, and (C) the Company shall continue to pay the premiums for the variable life insurance policy maintained by the Company for the Executive for a period of one (1) year following termination of employment. The Executive shall also receive an amount, payable at the time that annual bonuses are next paid to other senior executives, equal to the greater of (x) the Executive’s target bonus opportunity in effect at the time termination of employment occurred or (y) a pro-rata portion of the Executive’s bonus for the performance year in which the Executive’s termination occurred (determined by multiplying the amount the

Executive would have received based upon actual performance had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365) (the “Pro Rata Bonus”). In the event that the Executive obtains other employment that offers substantially similar or improved benefits, as to any particular health or welfare plan, such continuation of coverage by the Company for such similar or improved benefit under such plan under this Section (iii) shall immediately cease, provided that in no event shall any COBRA (or COBRA-equivalent) benefits cease but they shall become secondary to the extent permitted by law while such other benefits are in effect. To the extent such coverage cannot be provided under the Company’s health or welfare plans without jeopardizing the tax status of such plans, for underwriting reasons (e.g., disability benefits) or because of the tax impact on the Executive, the Company shall pay the Executive an amount equal to the value thereof; provided that the “value” of benefits, if insured benefits, shall be the present value (based on the two (2)-year U.S.Treasury rates as of the date of termination) of premiums expected for coverage, and if not insurance benefits, shall be the present value of the expected net cost (i.e., gross cost less any active employee premiums) to the Company to provide such benefits. The continuation of health benefits under this subsection shall reduce and count against the Executive’s rights under COBRA.
     (iv) Upon such termination of employment, the Company shall, at its sole expense as incurred, provide the Executive with outplacement services, the scope and provider of which shall be selected by the Executive in his sole discretion; provided, that the total cost to the Company in providing such services shall not exceed $20,000.
7. Mitigation/Release
     The Executive shall not be required to mitigate the amount of any payment or benefit provided for in Section 6 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for the Executive in Section 6 be reduced by any other compensation earned by the Executive as the result of employment by another employer or by reason of the Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise, except as set forth in this Agreement. As a condition to receiving the severance compensation provided for in Section 6, the Executive shall execute and deliver to the Company a release of claims (other than claims arising under this Agreement) against the Company in a form satisfactory to the Company so long as the Company executes and delivers to Executive a comparable release of claims against the Executive.
8. Change in Control Benefits
     (a) Definition
     For purposes of this Agreement, “Change in Control” shall mean the first to occur of any of the following events:

     (i) any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding for this purpose, (A) the Company or any subsidiary of the Company, or (B) any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan which acquires beneficial ownership of voting securities of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; or
     (ii) persons who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority thereof, provided that any person becoming a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least fifty percent (50%) of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or
     (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or
     (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
     (b) Effect
     If, within twelve (12) months after a Change in Control of the Company, the Executive’s employment is terminated by the Company or a successor to the Company for any reason other than for Cause or Disability or due to the Executive’s death or if the Executive terminates his employment for Good Reason, the Executive shall receive, within thirty (30) days following his termination of employment, a lump sum cash payment equal to two (2) times the sum of (i) his Base Salary at the rate in effect on the employment termination date plus (ii) an amount equal to the Executive’s target bonus opportunity in effect at the time termination of employment occurs. In addition, for a period of one (1) year following any such termination of employment, the Executive shall be entitled to continue his participation in all health and welfare plans in which the Executive (and eligible dependents) participated at the time of such termination upon the same terms and conditions (except for the requirements of the Executive’s continued employment) in effect for active employees of the Company, including any premium co-payment requirements, and the Company shall continue to pay the premiums for the variable life insurance policy maintained by the Company for the Executive. In the event that the Executive obtains other employment that offers substantially similar or improved benefits, as to any particular health or welfare plan, such continuation of coverage by the Company for such similar or improved benefit under such plan under this subsection shall immediately cease, provided that in no event shall any COBRA (or COBRA-equivalent) benefits or retiree benefits cease but they shall become secondary to the extent permitted by law while such other benefits are in effect. To the extent such coverage cannot be provided under the Company’s health or welfare plans without jeopardizing the tax status of such plans, for underwriting reasons (e.g., disability benefits) or because of the tax impact on the Executive, the Company shall pay the Executive an amount equal to the value thereof; provided that the “value” of benefits, if insured benefits, shall be the present value (based on the two (2)-year U.S. Treasury rates as of the date of termination) of premiums expected for coverage, and if not insurance benefits, shall be the present value of the expected net cost (i.e., gross cost less any active employee premiums) to the Company to provide such benefits. The continuation of health benefits under this subsection shall reduce and count against the Executive’s rights under COBRA. If the Executive’s employment is terminated by the Company for Disability or Cause, if the Executive’s employment terminates because of his death of if the Executive terminates his employment without Good Reason, and such termination of employment occurs following a Change in Control, the effect of such termination shall be governed by Section 6.
     (c) Excise Taxes
          Notwithstanding any other provision of this Agreement, if any payments or distributions in the nature of compensation to be made to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise (including the vesting of stock options and any other events that result in a “payment in the nature of compensation” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), are characterized as Excess Parachute Payments within the meaning of Section 280G of the Code or any successor provision, then the Company shall either (i) pay to the Executive an additional amount equal to the excise taxes imposed by Section 4999 of the Code or any successor provision on the Executive’s Excess Parachute Payments, if such procedure provides the Executive with an after-tax amount that is greater than the after-tax amount produced under the following clause (ii) or (ii) reduce the amounts otherwise payable to the Executive under this Agreement to the maximum amount that may be paid to the Executive without any portion of any payment to the Executive under this or any other agreement constituting an Excess Parachute Payment, if this procedure provides Executive with an after-tax amount that is greater than the after-tax amount produced under clause (i) above. If clause (ii) applies, within ten (10) days of the date of termination of employment, the Company shall notify the Executive of the amount of the reduction. Within ten (10) days of receiving that information, the Executive may propose to the Company how (and against which benefit or payment source) the reduction may be applied. If the Company has not received such proposal from the Executive within such ten (10) day period, or if the Company decides in its reasonable discretion not to reduce benefits in accordance with the Executive’s proposal, the Company shall reduce the amounts paid to the Executive under this Agreement proportionately. All after-tax amounts determined for purposes of this Section 8(c) shall be made by a qualified tax advisor that is acceptable to the Executive, whose fees shall be paid by the Company.
9. (a) Confidentiality
     The Executive acknowledges that the services which he will be providing to and for the Company or its affiliates will give him access to, and the Executive hereby agrees to hold in a fiduciary capacity for the benefit of the Company, any and all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Employment Term and which shall not be in the public knowledge (other than by acts of the Executive or his representative in violation of this Agreement). After the expiration or earlier termination of this Agreement and the employment of the Executive hereunder, the Executive shall not, without prior written consent or the Company, or unless required to do so by order of a court, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 9(a) constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.
     (b) Nonsolicitation
     During the Executive’s employment with the Company and for the one (1) year period thereafter, the Executive agrees that he will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (i) any managerial level employee of the Company or any of its subsidiaries or affiliates to leave such employment in order to accept employment with, or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee (provided, that the foregoing shall not be violated by general advertising not targeted at Company employees or by serving as a reference for an employee with regard to an entity with which the Executive is not affiliated), or (ii) any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or other affiliates from another person, firm, corporation or other entity or assist or aid any other person or entity in identifying or soliciting any such customer.
     (c) Noncompetition
     During the Executive‘s employment hereunder and for the one (1) year period thereafter, without the prior written consent of the Board, the Executive shall not, directly or indirectly,

own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, that operates as a wholesaler of one or more product lines that are directly competitive to one or more of the product lines of the Company or any of its subsidiaries on the date of termination of employment. The geographic scope of the restriction set forth in the immediately preceding sentence shall include the United States and any other country in which the Company, including its subsidiaries, markets or sells such competing product line or lines. This Section 9(c) shall not prevent the Executive from owning not more than one percent (1%) of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business.
     (d) Equitable Relief and Other Remedies
     The parties acknowledge and agree that the other party’s remedies at law for a breach or threatened breach of any of the provisions of this Section 9 would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.
     (e) Reformation
     If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.
     (f) Survival of Provisions
     The obligations contained in this Section 9 shall survive the termination or expiration of the Executive’s employment under this Agreement with the Company and shall be fully enforceable thereafter.
10. No Assignments
     (a) This Agreement is personal to each of the parties hereto. Except as provided in Section 10(b), no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.
     (b) The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company provided the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and shall deliver a copy of such assignment to the Executive.

11. Notice
     For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the address (or to the facsimile number) shown on the records of the Company

If to the Company:	R.G. Barry Corporation
13405 Yarmouth Road N.W.
Pickerington, Ohio 43147
Fax No.: (614) 866-9787
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
12. Section Headings; Inconsistency
     The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall control; no provision in any policy, code, plan or program related to a violation thereof being grounds for termination, or similar language, shall result in a “cause” termination unless such violation is also Cause under this Agreement and the provisions hereof are complied with, and the foregoing shall apply even if the Executive signs an acknowledgment or otherwise agrees to the provisions of such policy, code, plan or program.
13. Severability
     The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
14. Counterparts
     This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

15. Arbitration
     Any dispute or controversy arising under or in connection with this Agreement, other than injunctive relief under Section 9(d) or damages for breach of Section 9, shall be settled exclusively by arbitration, conducted before a single arbitrator in or around the Columbus, Ohio area, administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect. The single arbitrator shall be selected by the mutual agreement of the Company and the Executive, unless the parties are unable to agree to an arbitrator, in which case the arbitrator will be selected under the procedures of the AAA. The arbitrator will have the authority to permit discovery and to follow the procedures that he or she determines to be appropriate. The arbitrator will have no power to award consequential (including lost profits), punitive or exemplary damages. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Each party shall bear its own legal fees and costs and equally divide the forum fees and cost of the arbitrator; provided, that if the Executive is a Prevailing Party (as defined below), the Executive shall be entitled to recover all of his reasonable attorneys’ fees and expenses incurred in connection with the dispute. A “Prevailing Party” is one who is successful on any material substantive issue in the action and achieves either a judgment in such party’s favor or some other affirmative recovery.
16. Indemnification
     The Company hereby agrees to indemnify the Executive and hold him harmless to the fullest extent permitted by applicable law against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses and damages resulting from the Executive’s good faith performance of his duties and obligations with the Company. This provision is in addition to any other rights of indemnification the Executive may have.
17. Liability Insurance
     The Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.
18. Miscellaneous
     No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this

Agreement shall be governed by the laws of the State of Ohio without regard to its conflicts of law principles.
19. Code Section 409A
     It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A of the Code and the treasury regulations relating thereto so as not to subject the Executive to the payment of interest and additional tax which may be imposed under Section 409A. In furtherance of this interest, to the extent that any regulations or other guidance issued under Section 409A of the Code after the date of this Agreement would result in the Executive being subject to payment of interest and tax penalty under Section 409A, the parties agree to amend this Agreement in order to bring this Agreement into compliance with Section 409A, unless and to the extent that any such amendment could have a negative financial impact on the Executive.
20. Full Settlement
     Except as set forth in this Agreement, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, except to the extent any amounts are due the Company or its subsidiaries or affiliates pursuant to a judgment against the Executive.
21. Representations
     (a) The Company represents and warrants to the Executive that the execution of this Agreement and the provision of all benefits and grants provided herein have been duly authorized by the Company, including by action of the Board and, if required, the Compensation Committee of the Board and, upon the execution and delivery of this Agreement by the Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
     (b) The Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which could prevent him from entering into this Agreement or performing all of his obligations hereunder.
22. Withholding
     The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

23. Public Announcements
     The Company shall give the Executive a reasonable opportunity to review and comment on any public announcement (including any filing with a governmental agency or stock exchange) relating to this Agreement or the Executive’s employment by the Company.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

R. G. BARRY CORPORATION

By:	/s/ Thomas M. Von Lehman

Name:	Thomas M. Von Lehman

Title:	CEO

/s/ Greg Alan Tunney

GREG A. TUNNEY